             THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO CERTAIN
         RESTRICTIONS CONTAINED HEREIN AND TO RESALE RESTRICTIONS UNDER
                     THE SECURITIES ACT OF 1933, AS AMENDED

                                OPTION AGREEMENT

     OPTION AGREEMENT, dated as of November 14, 1999 (the "Agreement"), among HAGEMEYER P.P.S. NORTH AMERICA, INC., a Delaware corporation ("Parent"), SHIELD ACQUISITION CORP., a Texas corporation and a direct wholly owned subsidiary of Parent ("Purchaser"), and VALLEN CORPORATION, a Texas corporation (the "Company"). Capitalized terms used and not defined in this Agreement shall have the meaning ascribed to them in the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and among Parent, Purchaser and the Company.

     WHEREAS, concurrently with the execution of this Agreement, Parent, Purchaser and the Company are entering into the Merger Agreement, providing for the making of a tender offer (as defined in the Merger Agreement, the "Offer") to purchase all of the issued and outstanding shares of the common stock, par value $.50 per share, of the Company (as defined in the Merger Agreement, the "Company Common Stock") at a price per share equal to the Offer Consideration (as defined in the Merger Agreement) and, following the completion of the Offer, the merger (as defined in the Merger Agreement, the "Merger") of Purchaser and the Company, whereby each share of Company Common Stock not purchased pursuant to the Offer (other than shares owned by Parent, Purchaser or any other wholly owned subsidiary of Parent, shares held in the treasury of the Company and Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive in cash an amount equal to the Offer Consideration in accordance with the terms of the Merger Agreement; and

     WHEREAS, the Company desires to induce Parent and Purchaser to enter into the Merger Agreement and, therefore, has agreed to grant to Purchaser the Short Form Merger Option (as defined in Section 1).

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto hereby agree as follows:

     1. Grant of Short Form Merger Option. The Company hereby grants to Purchaser an irrevocable option (the "Short Form Merger Option") to purchase up to that number of newly issued shares of Common Stock (the "Short Form Merger Option Shares") equal to the number of shares that, when added to the number of shares owned by Purchaser and its affiliates immediately following Purchaser's purchase of all shares of Company Common Stock purchasable pursuant to the Offer (including under any extension of the Offer), shall constitute 90% of the shares of Common Stock then outstanding on a fully diluted basis (giving effect to the issuance of the Short Form Merger Option Shares) for a cash consideration per Short Form Merger Option Share equal to the Offer Consideration; provided, however, that in no event shall the number of Short Form Merger Option Shares for which the Short Form Merger Option is exercisable exceed 10% of the issued and outstanding shares of Company Common Stock.
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     2. Exercise of the Short Form Merger Option.

          (a) Exercise. The Short Form Merger Option may be exercised by Purchaser at any time during the two business days following, and will become exercisable upon, the date of acceptance for payment by Purchaser of all shares of Common Stock purchasable pursuant to the Offer (including under any extension of the Offer) in accordance with the terms of the Merger Agreement. In the event Purchaser wishes to exercise the Option, Purchaser shall give written notice of its exercise of the Short Form Merger Option, specifying the number of shares of Common Stock owned by Purchaser and its affiliates immediately following completion of the Offer and a place and a time (which shall not be less than three business days from the date of such notice) for the closing of such purchase. The Company shall, within two business days after receipt of such notice, deliver written notice to Purchaser specifying the number of Short Form Merger Option Shares.

          (b) Payment and Delivery of Certificates Upon Exercise. At the closing under this Section 2: (i) the Company will deliver to Purchaser a certificate or certificates representing the number of Short Form Merger Option Shares so purchased and (ii) Purchaser will make payment to the Company of the aggregate price for the Short Form Merger Option Shares being purchased by wire transfer in an amount equal to the product of (x) the Offer Consideration and (y) the total number of Short Form Merger Option Shares delivered at such closing. The Company shall pay all Company expenses, and any and all United States Federal, state and local taxes and other charges, that may be payable by the Company in connection with the preparation, issuance and delivery of stock certificates under this
     Section 2.

     3. Termination.  This Agreement shall terminate upon the first to occur of
(i) the termination of the Merger Agreement, (ii) the Effective Time of the Merger (as defined in the Merger Agreement) and (iii) the failure of Purchaser to exercise the Short Form Merger Agreement during the period in which it is exercisable as set forth in Section 2(a).

     4. Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

     5. Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Parent, Purchaser and the Company (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other

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than the parties hereto (or their respective successors and assigns) any rights, remedies, obligations or liabilities hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court determines that the Option does not permit Purchaser to acquire the full number of shares of Common Stock as provided in Section 2 (as may be adjusted herein), it is the express intention of the Company to allow Purchaser to acquire or to acquire such lesser number of shares as may be permissible without any amendment or modification hereof.

     6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

     7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (and shall be deemed to have been duly received if so given) if personally delivered or sent by registered or certified mail, postage prepaid, or telecopy addressed to the respective parties at their addresses specified in the Merger Agreement.

     8. Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach by the Company of this Agreement, Parent and Purchaser would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the Company will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and Parent and Purchaser shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

     9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws provisions thereof.

     10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

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

     IN WITNESS WHEREOF, this Agreement has been executed by duly authorized officers of each of the parties hereto all as of the date first above written.

                              HAGEMEYER P.P.S. NORTH AMERICA, INC.


                              By:
                                 --------------------------------------
                                  Name:  David G. Gundling
                                  Title:  President and Chief Executive Officer


                              SHIELD ACQUISITION CORP.


                              By:
                                 --------------------------------------
                                  Name:  David G. Gundling
                                  Title:  President and Chief Executive Officer


                              VALLEN CORPORATION


                              By:
                                 --------------------------------------
                                  Leonard J. Bruce
                                  Chairman of the Board

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